Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Research Solutions, Inc.

We hereby consent to the incorporation by reference in the foregoing Registration Statement on Form S-8 pertaining to the registration of 3,500,000 shares of common stock of Research Solutions, Inc. of our report dated September 23, 2021, relating to the consolidated financial statements of Research Solutions, Inc. and Subsidiaries as of June 30, 2021 and 2020 which appear in Research Solutions, Inc.’s Annual Report on Form 10-K for the fiscal year ended June 30, 2021 filed with the Securities and Exchange Commission on September 23, 2021.

/s/ Weinberg & Company, P.A.
Weinberg & Company, P.A.
Los Angeles, California
November 22, 2021